Exhibit h(10)(iv)

AMENDMENT
To
Transfer Agency and Service Agreement
Between
HSBC Funds
And
Boston Financial Data Services. Inc.

This Amendment is made as of May 6, 2019, to be effective April 1, 2019, between each of the investment companies listed below and DST Asset Manager Solutions Inc. (formerly known as Boston Financial Data Services, Inc.) (the "Transfer Agent"). In accordance with Section 15.l (Amendment) and Section 16 (Additional Portfolios/Funds) of the Transfer Agency and Service Agreement between the parties dated July 15, 2016, as amended (the "Agreement"), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is hereby replaced and superseded with the Schedule A attached hereto, effective as of April 1, 2019; and

2.	All defined terms and definitions in the Agreement shall be the same in this Amendment (the "April 1, 2019 Amendment") except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this April 1, 2019 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this April 1, 2019 Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first above written.

HSBC FUNDS, Each of the Entities,	DST ASSET MANAGER
Individually and Not Jointly, as Listed	SOLUTIONS, INC.
on Schedule A

By: /s/Richard A. Fabietti	By: /s/Michael Sleightholme
Name: Richard A. Fabietti	Name: Michael Sleightholme

Title: President	Title: Authorized Representative
As an Authorized Officer on behalf of each of
the Funds indicated on Schedule A

Exhibit h(10)(iv)

SCHEDULE A
HSBC Funds
Dated: October 13, 2016

Fund	Type of Entity	Jurisdiction
HSBC U.S. Government Money Market	Series of a Delaware statutory trust	State of Delaware
HSBC U.S. Treasury Money Market Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Prime 60 Money Market Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Emerging Markets Debt Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Emerging Markets Local Debt Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Total Return Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Frontier Markets Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Asia ex-Japan Smaller Companies Equity Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Global High Yield Bond Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Global High Income Bond Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Global Equity Volatility Focused Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Economic Scale Index Emerging Markets Equity Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Euro High Yield Bond Fund (USD Hedged)	Series of a Delaware statutory trust	State of Delaware
HSBC Opportunity Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Opportunity Fund (Class I)	Series of a Delaware statutory trust	State of Delaware
HSBC Opportunity Portfolio	Series of a Delaware statutory trust	State of Delaware
HSBC Aggressive Strategy Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Balanced Strategy Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Moderate Strategy Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Conservative Strategy Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Income Strategy Fund	Series of a Delaware statutory trust	State of Delaware